EXECUTION COPY

Exhibit 2.2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PYXIS TANKERS INC.,

MARITIME TECHNOLOGIES CORP.,

LOOKSMART, LTD.

and

looksmart GROUP, INC.

Dated as of September 22, 2015

EXECUTION COPY

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2015 (the “Initial Merger Agreement”), is entered into by and among Pyxis Tankers Inc., a Marshall Islands corporation (“Pyxis”), Maritime Technologies Corp., a Delaware corporation and a wholly owned subsidiary of Pyxis (“Merger Sub”), LookSmart, Ltd., a Delaware corporation (“LS”), and LookSmart Group, Inc., a Nevada corporation (“LSG”) is entered into by the parties hereto as of this day of September 2015.

W I T N E S S E T H:

A. Pyxis, the Merger Sub, LS and LSG entered into the Initial Merger Agreement pursuant to which Pyxis will acquire all of the issued and outstanding stock of LS as a result of the merger of LS with and into the Merger Sub, as a result of which the Merger Sub will be the surviving company and a direct, wholly-owned subsidiary of Pyxis.

B.Pyxis, the Merger Sub, LS and LSG desire to amend and modify the Initial Merger Agreement as set forth in this Amendment.

C.The boards of directors of each of Pyxis, the Merger Sub, LS and LSG have determined that it is advisable and in the best interests of each of Pyxis, the Merger Sub, LS and LSG, and their respective shareholders, that the Initial Merger Agreement be amended and modified as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Initial Merger Agreement.
2.	Section 1.7 of the Initial Merger Agreement is hereby amended and replaced in its entirety with the following:

Section 1.7Pyxis True-Up Shares. At the Closing, MARITIME INVESTORS CORP., the sole stockholder of Pyxis on the date hereof (“Maritime Investors”), shall receive from Pyxis additional newly issued, fully paid and non-assessable shares of Pyxis Common Stock (the “Pyxis True-Up Shares”) based on the following formula: (A) (i) $66,700,000 (which amount shall be adjusted upwards if Pyxis or the Pyxis Operating Subs collectively have cash on hand at Closing of over $779,000 or make any loan repayments relating to the Vessels prior to Closing), divided by (ii) the LS Share Closing Date Price (as defined in Section 1.6(b) of this Merger Agreement), minus (B) the number of shares of Pyxis Common Stock owned by Maritime Investors prior to the implementation of this Section 1.7.  Maritime Investors may elect to receive in lieu of up to $1.875 million of the Pyxis True-Up Shares, an unsecured promissory note from Pyxis with a term of 18 months and an interest rate of approximately 2.5% per annum payable quarterly in arrears in cash or additional Pyxis shares (at a price per Pyxis share based on a five day volume weighted average price) accrued on a 360-day basis; it being understood that Pyxis may combine such note with its existing $625,000 promissory note made in favor of Maritime Investors. For purposes of clarity, the Pyxis True-Up Shares are in addition to any additional shares of Pyxis Common Stock to be issued pursuant to Section 4.15 of this Merger Agreement, and do not include (x) any shares issued for fees in connection with the transactions contemplated by this Agreement or (y) any Permitted Issuances (as hereinafter defined).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Pyxis, Merger Sub, LS and LSG have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PYXIS TANKERS INC.

By:	/s/ Valentios Valentis
Name: Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

MARITIME TECHNOLOGIES CORP.

By:	/s/ Valentios Valentis
Name: Valentios (“Eddie”) Valentis
Title: Chief Executive Officer

LOOKSMART, LTD.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer

LOOKSMART GROUP, INC.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer

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